EXHIBIT 2.2


                                    AGREEMENT

THIS AGREEMENT, made as of this 14th day of October, 2004, by Cohen & Steers Capital Management Inc. ("C&S"), a New York corporation, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, C&S is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

         WHEREAS, all proprietary rights to the service mark "Cohen & Steers" are owned by C&S; and

         WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs"); and

         WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest substantially all of its assets in securities selected by C&S in accordance with the securities selection criteria set forth in Exhibit A attached hereto (the "Cohen & Steers UIT(s)").

         WHEREAS, Van Kampen, on behalf of the Cohen & Steers UIT(s), desires to license the name "Cohen & Steers" for use in connection with the Cohen & Steers UIT(s);

         WHEREAS, Van Kampen further desires the services of C&S in advising and consulting with Van Kampen with respect to securities selection in accordance with the description of the securities selection criteria set forth in Exhibit A attached hereto, and C&S's investment concerns and strategies;

         WHEREAS, Van Kampen, on behalf of the COHEN & STEERS UIT(s), desires the services of C&S to act as Supervisor, as defined by the trust indenture governing a particular COHEN & STEERS UIT, in connection with the COHEN & STEERS UIT(s); and

         WHEREAS, C&S are willing to license the name "Cohen & Steers" to Van Kampen and the Cohen & Steers UIT(s) solely for use in connection with the Cohen & Steers UIT(s), and C&S is willing to provide the aforesaid services to Van Kampen under the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Grant of License.
         ----------------

         (a) Subject to the terms and conditions of this Agreement, C&S hereby grants to Van Kampen and the Cohen & Steers UIT(s), a license to use and refer within the United States to the service marks "Cohen & Steers" (referred herein as the "Cohen & Steers Property") solely in connection with the Cohen & Steers UIT(s), in such manner as may be deemed to be appropriate by Van Kampen, subject to the prior approval of C&S, which approval shall not be unreasonably withheld.

         (b) C&S covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Cohen & Steers Property in connection with the initial sale of the COHEN & STEERS UIT(s) or subsequent resales of the COHEN & STEERS UIT(s) in the secondary market.

         (c) C&S represents and warrants that they own all proprietary rights in and to the Cohen & Steers Property for use in connection with the creation and distribution of unit investment trusts and in connection with the provision of the services contemplated by this Agreement and have the right to license the same to Van Kampen and the COHEN & STEERS UIT(s) pursuant to this Agreement.

(d) Except as otherwise specifically provided herein, C&S reserve all rights to the Cohen & Steers Property, and this Agreement shall not be construed to transfer to Van Kampen any ownership right to, or equity interest in, any of the Cohen & Steers Property.

         2.       Identification of Consultation on Securities.
                  --------------------------------------------

                  (a) During the period commencing on the date hereof and ending on the Termination Date (as defined in Section 6 hereof), Van Kampen shall provide C&S with reasonable advance notice of the filing of each unit investment trust registration statement (inclusive of any post-effective amendments) pertaining to the COHEN & STEERS UIT(s) and new series of the COHEN & STEERS UIT(s) ("Registration Statement") and, subject to the foregoing, C&S will provide to Van Kampen within ten (10) days of Van Kampen's written request a list of all securities that fit within the parameters described in Exhibit A in connection with each series of the COHEN & STEERS UIT(s) (the "Identified Securities"). Such Identified Securities will be deposited in the COHEN & STEERS UIT(s)' portfolios (the "Portfolio Securities"); provided, however, that Van Kampen reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, market capitalization and liquidity considerations, subject to the prior approval of C&S, which approval will not be unreasonably withheld.

                  (b) C&S will provide Van Kampen with information reasonably requested by Van Kampen about the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the COHEN & STEERS UIT(s). C&S also agree to review and comment upon disclosure in the Registration Statement referred to in Section 14 hereof.

         (c) C&S shall periodically consult with and advise Van Kampen regarding the securities or methodologies used to identify those securities for inclusion in any COHEN & STEERS UIT at a time and place mutually agreed upon by the parties. With the prior consent of C&S, which consent will not be unreasonably withheld, Van Kampen may permit others to participate in these consultations.

3. Supervision. C&S shall act as Supervisor, as defined by the trust agreement governing the particular COHEN& STEERS UIT, in accordance with such trust agreement. The terms of the said trust agreement are incorporated herein by reference. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular COHEN & STEERS UIT, the provisions of trust agreement in respect thereof shall control.

          4. C&S' Services Unique. C&S and Van Kampen agree that the services to be performed by C&S as set forth in Sections 2 and 3 herein are unique and may not be performed by anyone other than C&S.

         5.       Fees.
                  ----

         (a) For the license granted pursuant to Section 1, Van Kampen, on behalf of each of the COHEN & STEERS UIT(s), agrees that each COHEN & STEERS UIT shall pay C&S an annual fee equal to ten basis points (0.10%) of the average daily Evaluation Price of all assets comprising such COHEN & STEERS UIT (the "License Fee"). The trustee of each COHEN & STEERS UIT shall accrue such fee daily and pay such fee to C&S in installments within fifteen (15) days following the end of each calendar quarter during the term of such COHEN & STEERS UIT. "Evaluation Price" as used in this Section 5 shall mean the "current net asset value" as defined in the Investment Company Act of 1940, as amended.

         (b) For the services to be performed pursuant to Section 2, Van Kampen on behalf of each of the COHEN & STEERS UIT(s), agrees that each COHEN & STEERS UIT shall pay C&S a fee equal to fifteen basis points (0.15%) of the aggregate Evaluation Price of all assets comprising such UIT as of the end of the primary offering period of each series of the COHEN & STEERS UIT (the "Portfolio Consultant Fee"). Such fee shall be paid by the trustee of the COHEN & STEERS UIT(s) to C&S within fifteen (15) days following the end of the primary offering period of such COHEN & STEERS UIT.

         (c) For the services to be performed pursuant to Section 3, Van Kampen on behalf of each of the COHEN & STEERS UIT(s), agrees that each COHEN & STEERS UIT shall pay C&S in accordance with the terms of the trust agreement governing such COHEN & STEERS UIT (the "Supervisor Fee").

         6. Term. Subject to the provisions of Section 10, the term of this Agreement shall be the earlier of five (5) years from the date first above written or until all of the COHEN & STEERS UIT(s) are liquidated and their legal existences terminated ("Termination Date"). In this connection, Van Kampen agrees that it will not originate any COHEN & STEERS UIT beyond the fifth anniversary of the date first above written.

         7. Exclusivity. C&S covenants and agrees that, for three (3) years from the date first above written, neither C&S, nor anyone acting on its behalf, shall be associated or involved with any UIT sponsor, distributor or seller in the creation, marketing or sale of any non-exchange traded UIT within the United States other than the COHEN & STEERS UIT(s) or shall permit the use of any of the Cohen & Steers Property in connection with the creation, marketing or promotion of any non-exchange traded UIT within the United States other than the COHEN & STEERS UIT(s), except those UITs sponsored by Morgan Stanley DW Inc. Nothing contained herein shall limit the right of C&S to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a UIT.

          8. Assignment. None of the parties hereto may assign (including within the meaning of the Investment Advisers Act of 1940, as amended) his or its respective rights and obligations under this Agreement without the prior written consent of the others.

         9. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and C&S, and that the services performed hereunder by C&S shall be as an independent contractor and not as an employee or agent of Van Kampen. C&S shall have no authority whatsoever to bind Van Kampen on any agreement or obligation and C&S agrees that C&S shall not hold itself out as an employee or agent of Van Kampen.

         10.      Termination.
                  -----------

         (a) C&S may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

         (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of C&S that is not remedied within ten (10) business days after written notice thereof.

         (c) C&S and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

Any termination under Section 10(a) or ((b) shall not limit any other remedies for breach the non-breaching parties may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any COHEN & STEERS UIT or any license granted hereunder to any COHEN & STEERS UIT then in existence.

         11.      Confidentiality.
                  ---------------

         (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customer, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

         (b) All such proprietary or confidential information of each party hereto shall be kept secret by every other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to any party shall not be disclosed by another party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

         (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

         (d) Each party acknowledges and agrees that a breach of this Section 11 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 11, in addition to all other remedies available to such party at law or in equity.

         (e) The covenants set forth in this Section 11 shall survive the termination of this Agreement for any cause whatsoever and shall continue until the later of (i) the third anniversary of the date of this Agreement or (ii) the second anniversary of the date of liquidation and termination of the legal existence of all of the COHEN & STEERS UIT(s).

          12. Covenants. During the period of this Agreement and for as long as any of the COHEN & STEERS UIT(s) remains outstanding, each of the parties agree to:

         (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

          (b) take such other actions as the other parties hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

         (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

         In addition, C&S may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a C&S piece or in response to questions of the media or others, without Van Kampen's prior written consent.

         13.       Indemnification.
                   ---------------

         (a) By Van Kampen. In the event any claim is brought by any third party against C&S that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as the case may be, to comply with any law, rule or regulation relating to the COHEN & STEERS UIT(s), C&S shall promptly notify Van Kampen, and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless C&S against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. C&S shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, C&S shall not be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the negligence or willful misconduct of C&S, or C & S actions or inactions in connection with its role as Supervisor.

         (b) By C&S. In the event any claim is brought by any third party against Van Kampen, any of the COHEN & STEERS UIT(s), or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by C&S of their respective obligations hereunder, or the failure of C&S to comply with any law, rule or regulation, Van Kampen, the COHEN & STEERS UIT(s), or Van Kampen's affiliates, as the case may be, shall promptly notify C&S and C&S shall defend such claim at its expense and under its control. C&S shall indemnify and hold harmless Van Kampen, the COHEN & STEERS UIT(s), and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the COHEN & STEERS UIT(s), or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, C&S shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the COHEN & STEERS UIT(s), nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the negligence or willful misconduct of Van Kampen, the COHEN & STEERS UIT(s), or Van Kampen's affiliates.

          (c) Survival. The indemnifications set forth in this Section 13 shall survive the termination of this Agreement for any cause whatsoever.

         14.      C&S's Review of Registration Statement.
                  --------------------------------------

         C&S hereby acknowledges that it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing C&S and the securities selection process. For purposes of the foregoing, a draft of the Registration Statement is attached hereto as Exhibit B

         15.      Arbitration and Governing Law.
                  -----------------------------

         (a) Any dispute, controversy or difference which may arise among the parties hereto out of or in connection with this Agreement or any agreement entered into among the parties pursuant to this Agreement or any breach hereof or thereof shall, if possible, be settled by mutual consultation in good faith between senior executive officers of the parties having requisite decision making authority. Such mutual consultation shall take place as soon as practicable after the receipt by one party of a written notice from another party describing the dispute, controversy or difference between them. Except as provided in Paragraph 11, in the event that the dispute is not resolved to the satisfaction of such parties by such consultation within 90 days of the written notice given to one party pursuant to this Paragraph 15(a), either party to the dispute may initiate the arbitration procedure set forth in Paragraph 15(b) of this Agreement. Such arbitration shall be the exclusive method for resolving any such unresolved disputes.

         (b) Subject to Paragraph 15(a), all disputes arising in connection with this Agreement that are not resolved as contemplated by Paragraph 15(a), shall be finally settled under the Rules of the American Arbitration Association (the "Rules") by one or more arbitrators appointed in accordance with the said Rules. Such arbitration shall be held in Chicago, Illinois in accordance with the Rules.

          (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

          (d) An arbitration award rendered shall be final and binding upon the parties hereto. The amount of the costs of any such arbitration and by whom they shall be paid will be determined as part of the arbitration. Judgment upon such arbitration award may be entered in any court having jurisdiction over the parties or their assets.

     16. Waiver of Breach. The failure of any party to require the performance of any term of this Agreement or the waiver of any party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

     17. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

     18. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

If to C&S:

                   757 Third Avenue
                   New York, NY  10017
                  Attn:  John McCombe

                  With copy to Office of General Counsel

If to Van Kampen:

                  1 Parkview Plaza
                  P.O. Box 5555
                  Oakbrook Terrace, IL 60181-5555
                  Attn:  Steve Massoni

                  With copy to Office of General Counsel

Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

         19. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

     20. Conflicts. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular COHEN & STEERS UIT, the provisions of trust agreement in respect thereof shall control.

     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

VAN KAMPEN FUNDS INC.

By:________________________________

Name: _____________________________

Title: ______________________________




COHEN & STEERS CAPITAL MANAGEMENT INC.

By:_______________________________

Name: ____________________________

Title:______________________________



                                    EXHIBIT A

         The portfolio of each COHEN & STEERS UIT will consist of stocks of exchange-traded investment companies registered under the Investment Company Act of 1940 selected in accordance with such general parameters and/or objectives as may be reasonably requested by Van Kampen for a particular COHEN & STEERS UIT and acceptable to C&S.



                                    EXHIBIT B

                             REGISTRATION STATEMENT

                                    Attached